Exhibit 99.1

Cipherloc Settles Litigation with Former CEO, Reclaims 13.1 Million Shares, De La Garza Resigns from Board of Directors

Arlington, VA – September 1, 2020 – Cipherloc Corporation (OTCQB:CLOK) (the “Company”), a developer of advanced encryption technology, announced the return of more than 13.1 million shares, more than 31% of the basic shares outstanding, to the company as part of a settlement with its previous Chairman and Chief Executive Officer, Michael De La Garza. Additionally, De La Garza has resigned from the board of directors, effective immediately, and entered into an agreement prohibiting him and his affiliates from seeking to acquire any assets or securities of Cipherloc or seeking any control or board representation pertaining to Cipherloc for five years. The agreement includes the appointment of Tom Wilkinson as irrevocable proxy for five years in voting any shares De La Garza continues to hold. As consideration in the settlement, Cipherloc agreed to pay $300,000 as a lump sum, plus an additional $100,000 divided equally over the next four quarters.

“This settlement returns almost one-third of Cipherloc’s outstanding common stock to the Company and eliminates future litigation costs for this matter, both of which we believe to be a significant benefit of our stockholders,” said Tom Wilkinson, Chairman at Cipherloc Corporation. “Even as we are pleased to conclude this chapter in our history, Cipherloc continues to focus fully on transitioning to revenue as we work closely with multiple partners leveraging Cipherloc’s technology across a variety of market opportunities. We have made exciting progress in these efforts under our new lean operating cost structure implemented earlier this year and continue to expand our partnership and testing programs as we work to bring Cipherloc’s polymorphic encryption technologies to market.”

As part of the settlement, De La Garza De La Garza resigned from his seat on the board of directors, of his own free will and volition, agreed that he has no disagreements or other disputes with the Board of Directors relating to the governance or conduct of business of the Company, and acknowledged that the current Board of Directors and its committees was properly constituted, appointed and elected.

About Cipherloc Corporation (OTCQB: CLOK)

Cipherloc Corporation provides advanced technology and expertise to secure your data and safeguard your privacy with the speed you need today and the agility you’ll need tomorrow. Our patented Polymorphic Encryption technology provides a layer of security that is stronger, adaptable, and scalable across a variety of applications and systems. Learn more at www.quantanova.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this release and matters set forth in the Company’s SEC filings. These risks and uncertainties could cause the Company’s actual results to differ materially from those indicated in the forward-looking statements.

Cipherloc Investor Contact:

Matt Kreps

Darrow Associates, Investor Relations

214-597-8200

mkreps@darrowir.com

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